As filed with the Securities and Exchange Commission on April 7, 2005
                     Registration Statement No. 333-112359
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-2
                    ---------------------------------------
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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                                  NESTOR, INC.
             (Exact name of registrant as specified in its charter)
                    ---------------------------------------
            Delaware                                      13-3163744
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                         400 Massasoit Avenue, Suite 200
                    East Providence, Rhode Island 02914-2020
                                 (401) 434-5522
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    ---------------------------------------
                               William B. Danzell
                             Chief Executive Officer
                                  Nestor, Inc.
                         400 Massasoit Avenue, Suite 200
                    East Providence, Rhode Island 02914-2020
                                 (401) 434-5522
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                    ---------------------------------------
                                   Copies to:
                           Benjamin M. Alexander, Esq.
                       Vice President and General Counsel
                                  Nestor, Inc.
                         400 Massasoit Avenue, Suite 200
                    East Providence, Rhode Island 02914-2020
                    Telephone: (401) 434-5522, extension 738
                            Telecopy: (401) 434-5809

     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

 The Registration Fee was previously calculated and paid in connection with the initial filing of this Registration Statement on December 6 , 2004.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange
Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

                   Subject to completion, dated April 7, 2005

PROSPECTUS

                                  NESTOR, INC.

                        2,843,000 SHARES OF COMMON STOCK


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This prospectus relates to resale by the selling stockholders of up to 2,843,000 shares of our common stock that we previously issued in a private placement.

Our common stock is traded on the OTC Bulletin Board under the symbol "NESO." The last reported sale price for our common stock on the OTC Bulletin Board on April 6, 2005 was $5.40 per share. You are urged to obtain current market quotations for our common stock. The selling stockholders may offer their shares of common stock from time to time, in the open market, in privately negotiated transactions, in an underwritten offering, or a combination of methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may engage brokers or dealers who may receive commissions or discounts from the selling stockholders. Any broker-dealer acquiring the common stock from the selling stockholders may sell these securities in normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of methods. See "Plan of Distribution" beginning on page 21. We will bear all of the expenses and fees incurred in registering the shares offered by this prospectus.



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Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4 for a discussion of the risks associated with our business.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



         The date of this prospectus is ____________ ___, __________ .

                                TABLE OF CONTENTS

                                                                     Page

         PROSPECTUS SUMMARY...........................................3

         THE OFFERING.................................................3

         RISK FACTORS.................................................4

         SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION...........12

         USE OF PROCEEDS..............................................12

         SELLING STOCKHOLDERS.........................................13

         DESCRIPTION OF CAPITAL STOCK.................................18

         SHARES ELIGIBLE FOR FUTURE SALE..............................19

         PLAN OF DISTRIBUTION.........................................20

         LEGAL MATTERS................................................21

         EXPERTS......................................................21

         WHERE YOU CAN FIND MORE INFORMATION..........................21

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............22


     Nestor, Inc.'s executive offices are located at 400 Massasoit Avenue, Suite 200, East Providence, Rhode Island 02914-2020, our telephone number is (401) 434-5522 and our Internet address is http://www.nestor.com. The information on our Internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires references in this prospectus to "Nestor," "we," "us," and "our" refer to Nestor, Inc. and its subsidiaries and references to "NTS" refer to our subsidiary Nestor Traffic Systems, Inc. and its subsidiary.

     Nestor, Nestor Traffic Systems, and CrossingGuard are registered trademarks of ours.

     This prospectus is accompanied by our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY

                    ----------------------------------------

     This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                                  NESTOR, INC.

     Nestor, Inc., through its wholly owned subsidiary, Nestor Traffic Systems, Inc., is a leading provider of innovative, video based traffic safety and enforcement systems to state and local governments throughout the United States. Our principal product, CrossingGuard(R) incorporates our patented image processing technology into an intelligent turnkey solution that predicts and records the occurrence of a red light violation, and manages the entire process of issuing and processing a citation. As of December 31, 2004, we had installed CrossingGuard at 111 approaches for 13 customers throughout the United States, and our contracts called for us to install CrossingGuard at an additional 128 approaches. We offer an advanced mobile speed enforcement product, through an agreement with a third party vendor, which provides us with exclusive rights to market their product throughout North America. We also offer fixed speed enforcement solutions.

     CrossingGuard is an automated, video-based monitoring system that predicts and records the occurrence of a red light violation. If a violation is expected to occur, the system can send a signal to the traffic controller to request a brief extension of the red phase for cross traffic. This helps prevent collisions between violators and vehicles in the cross traffic accelerating on a green signal. The system simultaneously records the violation sequence, including a close-up of the vehicle and license plate, and transmits video evidence electronically to the police department, which reviews the violation and issues a citation. We provide a complete turnkey solution, offering violation review, citation preparation and processing, billing and collection, court scheduling, evidence, and resolution. Our advanced technology captures approximately 270 images of each violation, enabling us to have an enforcement rate in excess of 95%. Depending on the terms of each contract, we realize from $11 to $99 per citation issued or paid or fixed monthly fees ranging from $2,000 to $12,000 per approach for system delivery and lease, maintenance, software licensing, and processing services. We believe that our strong suite of patents covering our image processing technology provides us with a strategic advantage and allows us to offer a comprehensive solution to our state and local government clients.

     In April 2004, we signed a contract to provide and install our systems at up to 60 approaches in Baltimore, under a prime contract that we believe to be the largest contract awarded by a municipality to date. In March 2004, we signed a contract with the state of Delaware to provide and install our systems at up to 40 approaches. We believe that our contract with Delaware is the first automated red light enforcement contract issued by a state to date.

CORPORATE INFORMATION

Our executive offices are located at 400 Massasoit Avenue, Suite 200, East Providence, Rhode Island 02914-2020, our telephone number is (401) 434-5522 and our Internet address is http://www.nestor.com. We are not including the information contained on our website as a part of, or incorporating it by reference into, this prospectus.



                                  THE OFFERING

Common Stock offered by selling stockholders.......2,843,000 shares

Use of proceeds....................................Nestor will not receive any proceeds from the sale of
                                                   shares in this offering.

OTC Bulletin Board symbol..........................NESO

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR LOSSES IN THE FUTURE

     We have a history of net losses. For the years ended December 31, 2004, 2003, 2002, 2001 and 2000, our net losses have been approximately $4,473,000, $4,890,000, $12,634,000, $1,565,000, $2,995,000 and $837,000, respectively. For the three-month period ended December 31, 2004, our net loss was approximately $1,959,000. We expect to incur continuing losses for the foreseeable future due to significant engineering, product delivery, marketing and general and administrative expenses, which losses could be substantial. We will need to generate significantly higher revenue to achieve profitability, which we may be unable to do. Even if we do achieve profitability, we may not be able to sustain or increase our profitability in the future.

ALMOST ALL OF OUR CURRENT REVENUE IS FROM A SINGLE PRODUCT AND RELATED SERVICES

     Currently, almost all of our revenue is from sales of our CrossingGuard systems, services related to installing and maintaining CrossingGuard systems or processing citations issued by CrossingGuard systems. There can be no assurance that we will be able to develop other sources of revenue. Because our revenues depend on a single product, any decrease in the market share held by CrossingGuard would have a substantial adverse effect on our business and financial results. If we fail to meet our expectations for the growth in sales of CrossingGuard or if we are not able to develop other sources of revenue, we will not be able to generate the significantly higher revenue that we believe we must generate to achieve profitability.

OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO SECURE AND MAINTAIN FUTURE CONTRACTS WITH GOVERNMENT AGENCIES

     Contracts with government agencies account for substantially all of our net revenues. The majority of these contracts may be terminated at any time on short notice with limited penalties. Accordingly, we might fail to derive any revenue from sales to government agencies in any given future period. If government agencies fail to renew or if they terminate any of these contracts, it would adversely affect our business and results of operations. In addition, many of our contracts do not allow installations until sites have been approved by the contracting agency; in those cases, if a government agency fails to approve sites, we will not be able to deliver products and services.

WE FACE SUBSTANTIAL COMPETITION, WHICH MAY RESULT IN OTHERS DEVELOPING PRODUCTS AND SERVICES MORE SUCCESSFULLY THAN WE DO

     Many other companies offer products that are directly competitive with CrossingGuard and our other products. Many of our current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than we do and may be able bring new technologies to market before we are able to do so. Some of our competitors may have a competitive advantage because of their size, market share, legacy customer relationships, enhanced driver imaging, additional products offered and/or citation-processing experience. Current and potential competitors may establish cooperative relationships with one another or with third parties to compete more effectively against us. One of our competitors, ACS, offers state and local governments solutions to a wide variety of data processing issues and may have a competitive advantage because of the scope of its relationship with, and the volume of transactions it conducts for, a particular government. It is also possible that new competitors may emerge and acquire market share. If we are not successful in protecting our patents, we would lose a competitive advantage. See

"-- If We Fail To Protect And Preserve Our Intellectual Property, We May Lose An Important Competitive Advantage."

THE FAILURE OF GOVERNMENTS TO AUTHORIZE AUTOMATED TRAFFIC SAFETY ENFORCEMENT MAY HINDER OUR GROWTH AND HARM OUR BUSINESS

     Approximately fifteen states and the District of Columbia authorize some use of automated red light enforcement or allow municipalities to elect to do so under home rule laws. It is uncertain at this time which additional states, if any, will authorize the use of automated red light enforcement or if there will be other changes in the states that currently allow the practice. If additional states do not authorize the use of automated red light enforcement, our opportunities to generate additional revenue from the sale of CrossingGuard systems and related services will be limited. Recently, the Virginia General Assembly declined to extend authorization for automated red light enforcement beyond the sunset date of June 30, 2005 in the enabling legislation.

     We could be subject to differing and inconsistent laws and regulations with respect to CrossingGuard. If that were to happen, we may find it necessary to eliminate, modify or cancel components of our services that could result in additional development costs and the possible loss of revenue. We cannot predict whether future legislative changes or other changes in the fifteen states or other states, in the administration of traffic enforcement programs, will have an adverse effect on our business.

     The market for automated speed enforcement products in the United States is very limited. At least five states and the District of Columbia have legislation authorizing some use of automated speed enforcement or allow municipalities to elect to do so under home rule laws. Some of these states authorize automated speed enforcement only in limited circumstances such as school or work zones. If additional states do not authorize automated speed enforcement, our opportunities to generate additional revenue from the sale of automated speed enforcement systems and related services will be limited.

OUR FINANCIAL RESULTS WILL DEPEND SIGNIFICANTLY ON OUR ABILITY TO CONTINUALLY DEVELOP OUR PRODUCTS AND TECHNOLOGIES

     The markets for which our products and technologies are designed are intensely competitive and are characterized by short product lifecycles, rapidly changing technology and evolving industry standards. As a result, our financial performance will depend to a significant extent on our ability to successfully develop and enhance our products. Because of the rapidly changing technologies in the businesses in which we operate, we believe that significant expenditures for research and development and engineering will continue to be required in the future. To succeed in these businesses, we must anticipate the features and functionality that customers will demand. We must then incorporate those features and functionality into products that meet the design requirements of our customers. The success of our product introductions will depend on several factors, including:

o    proper product definition;

o    timely completion and introduction of enhanced product designs;

o the ability of subcontractors and component manufacturers to effectively design and implement the manufacture of new or enhanced products and technologies;

o    the quality of our products and technologies;

o product and technology performance as compared to competitors' products and technologies;

o    market acceptance of our products; and

o    competitive pricing of products, services and technologies.

     We must successfully identify product and service opportunities and develop and bring our products and technologies to market in a timely manner. We have in the past experienced delays in completing the development or the introduction of new products. Our failure to successfully develop and introduce new or enhanced products and technologies or to achieve market acceptance for such products and technologies may materially harm our business and financial performance.

WE MAY NEED ADDITIONAL FINANCING, WHICH MAY BE DIFFICULT TO OBTAIN AND MAY RESTRICT OUR OPERATIONS AND DILUTE YOUR OWNERSHIP INTEREST

     We may need to raise additional funds in the future to fund our operations, deliver our products, to expand or enhance our products and services or to respond to competitive pressures or perceived opportunities. We cannot make any assurance that additional financing will be available on acceptable terms, or at all. If adequate funds are not available or not available on acceptable terms, our business and financial results may suffer.

     The covenants in our outstanding 5% Senior Convertible Notes limit our ability to raise additional debt. If we raise additional funds by issuing equity securities, further dilution to our then existing stockholders will result and the terms of the financing may adversely affect the holdings or the rights of such stockholders. In addition, the terms and conditions of debt financing may result in restrictions on our operations. We could be required to seek funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates or products which we would otherwise pursue on our own.

FLUCTUATIONS IN OUR RESULTS OF OPERATIONS MAKE IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE AND MAY RESULT IN VOLATILITY IN THE MARKET PRICE OF OUR COMMON STOCK

     Our quarterly operating results have fluctuated in the past and may fluctuate significantly in the future. Most of our expenses are fixed in the short-term, and we may not be able to reduce spending quickly if our revenue is lower than expected. In addition, our ability to forecast revenue is limited. As a result, our operating results are volatile and difficult to predict and you should not rely on the results of one quarter as an indication of future performance. Factors that may cause our operating results to fluctuate include the risks discussed in this section as well as:

o    costs related to customization of our products and services;

o the planned expansion of our operations, including opening new offices, hiring new personnel, and the amount and timing of expenditures related to this expansion;

o announcements or introductions of new products and services by our competitors;

o the failure of additional states to adopt legislation enabling the use of automated traffic safety enforcement systems;

o    software defects and other product quality problems;

o    the discretionary nature of our clients' purchasing and budgetary cycles;

o the varying size, timing and contractual terms of orders for our products and services; and

o    the mix of revenue from our products and services.

OUR SALES CYCLES VARY SIGNIFICANTLY WHICH MAKES IT DIFFICULT TO PLAN OUR EXPENSES AND FORECAST OUR RESULTS

     Our sales cycles typically range from six to eighteen months or more. It is therefore difficult to predict the quarter in which a particular sale will occur and to plan our expenses accordingly. The period between our initial contact with potential clients and the installation of our products and the use of our services varies due to several factors, including:

o    the complex nature of our products and services;

o    the failure of the  jurisdiction to adopt  legislation  enabling the use of
     automated  traffic  safety  enforcement   systems  or  political  or  legal
     challenges to existing legislation;

o the novelty of automated enforcement in many jurisdictions and a lack of familiarity with automated enforcement systems on the part of legislative, executive and judicial bodies and the public;

o    our clients' budget cycles;

o the selection, award and contracting processes at municipalities and other government entities;

o    our clients' internal evaluation, approval and order processes;

o    the site evaluation and analysis process; and

o our clients' delays in issuing requests for proposals or in awarding contracts because of announcements or planned introductions of new products or services by our competitors.

     Any delay or failure to complete sales in a particular quarter could reduce our revenue in that quarter, as well as subsequent quarters over which revenue or the license would likely be recognized. If our sales cycles unexpectedly lengthen in general or for one or more large clients, it would delay our receipt of the related revenue. If we were to experience a delay of several weeks or longer on a large client, it could harm our ability to meet our forecasts for a given quarter.

IF WE LOSE OUR KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, OUR OPERATIONS WOULD BE DISRUPTED AND OUR BUSINESS WOULD BE HARMED

     We believe that the hiring and retaining of qualified individuals at all levels in our organization will be essential to our ability to sustain and manage growth successfully. Competition for highly qualified technical personnel is intense and we may not be successful in attracting and retaining the necessary personnel, which may limit the rate at which we can develop products and generate sales. We will be particularly dependent on the efforts and abilities of our senior management personnel. The departure of any of our senior management members or other key personnel could harm our business.

OUR PRODUCTS MIGHT NOT ACHIEVE MARKET ACCEPTANCE

     The market for our products is still emerging. The rate at which state and local government bodies have adopted CrossingGuard has varied significantly by market, and we expect to continue to experience variations in the degree to which CrossingGuard is accepted. To date, no state or local government bodies in our market area have adopted our speed enforcement products. Our ability to grow will depend on the extent to which our potential customers accept our products. This acceptance may be limited by:

o the failure of prospective customers to conclude that our products are valuable and should be acquired and used;

o the failure of additional states to adopt legislation enabling the use of automated traffic safety enforcement systems;

o the novelty of automated enforcement in many jurisdictions and a lack of familiarity with automated enforcement systems on the part of legislative, executive and judicial bodies and the public;

o the reluctance of our prospective customers to replace their existing solutions with our products;

o    marketing efforts of our competitors; and

o the emergence of new technologies that could cause our products to be less competitive or obsolete.

     Because automated traffic enforcement in the United States is still in an early stage of development, we cannot accurately predict how large the market will become, and we have limited insight into trends that may emerge and affect our business. For example, without knowing how commonplace automated enforcement will become, we may have difficulties in predicting the competitive environment that will develop.

OUR INTELLECTUAL PROPERTY MIGHT NOT BE PROTECTIBLE

     We rely on a combination of copyright, trademark, patent, and trade-secret laws, employee and third-party nondisclosure agreements, and other arrangements to protect our proprietary rights. Despite these precautions, it may be possible for unauthorized third parties to copy our products or obtain and use information that we regard as proprietary to create products that compete against ours. In addition, some license provisions protecting against unauthorized use, copying, transfer, and disclosure of our licensed programs may be unenforceable under the laws of certain jurisdictions and foreign countries. In addition, the laws of some countries do not protect proprietary rights to the same extent as do the laws of the United States. Were we to conduct international activities, our exposure to unauthorized copying and use of our products and proprietary information would increase. The scope of United States patent protection in the software industry is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents. Because some patent applications in the United States are not publicly disclosed until the patent is issued or 18 months after the filing date, applications may exist that would relate to our products and that are not publicly accessible. Moreover, a patent search has not been performed in an attempt to identify patents applicable to our business and, even if such a search were conducted, all patents applicable to the business might not be located.

IF WE FAIL TO PROTECT AND PRESERVE OUR INTELLECTUAL PROPERTY, WE MAY LOSE AN IMPORTANT COMPETITIVE ADVANTAGE

     On November 6, 2003, we filed a complaint in the United States District Court for Rhode Island against Redflex Traffic Systems Inc., alleging that Redflex's automated red light enforcement systems infringe our US Patent No. 6,188,329. On November 25, 2003, we filed a complaint in the United States District Court for the District of Central California against Transol USA, Inc., alleging that Transol's automated red light enforcement systems infringe that patent. We were denied a preliminary injunction in the Transol litigation, in part because the court determined that we had not shown a likelihood of success on our claim that Transol's product infringes our patent. We subsequently filed additional claims alleging that Transol and Redflex have also infringed our US Patent No. 6,754,663, but have withdrawn that claim with respect to Redflex. Transol has filed a motion for summary judgment, on which motion a hearing is scheduled for April 11, 2005.

     We cannot give assurance that we will succeed in either action. If we are unsuccessful in either action, it will be because either our one or both patents are invalidated or because our competitors' products do not infringe our patents. Were one or more of our patents invalidated, our competitors will be able to offer the technology that those patents describe and we would lose the competitive advantage of being the exclusive source of products using that technology. Were our competitors' products to be found to be non-infringing, our competitors would be able to continue to market products that are similar to ours and we would lose some of the competitive advantages that we believe our products enjoy.

WE ARE AT RISK OF CLAIMS THAT OUR PRODUCTS OR SERVICES INFRINGE THE PROPRIETARY RIGHTS OF OTHERS

     Given our ongoing efforts to develop and market new technologies and products, we may from time to time be served with claims from third parties asserting that our products or technologies infringe their intellectual property rights. If, as a result of any claims, we were precluded from using technologies or intellectual property rights, licenses to the disputed third-party technology or intellectual property rights might not be available on reasonable commercial terms, or at all. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation, either as plaintiff or defendant, could result in significant expense and divert the efforts of our technical and management personnel from productive tasks, whether or not litigation is resolved in our favor. An adverse ruling in any litigation might require us to pay substantial damages, to discontinue our use and sale of infringing products and to expend significant resources in order to develop non-infringing technology or obtain licenses for our infringing technology. A court might also invalidate our patents, trademarks or other proprietary rights. A successful claim against us, coupled with our failure to develop or license a substitute technology, could cause our business, financial condition and results of operations to be materially adversely affected. As the number of software products increase and the functionality of these products further overlaps, we believe that our risk of infringement claims will increase.

IF WE ARE UNABLE TO SAFEGUARD THE INTEGRITY, SECURITY AND PRIVACY OF OUR DATA OR OUR CLIENTS' DATA, OUR REVENUE MAY DECLINE, OUR BUSINESS COULD BE DISRUPTED AND WE MAY BE SUED

     We need to preserve and protect our data and our clients' data against loss, corruption and misappropriation caused by system failures and unauthorized access. We could be subject to liability claims by individuals whose data resides in our databases for misuse of personal information, including unauthorized marketing purposes. These claims could result in costly litigation. Periodically, we have experienced minor systems errors and interruptions, including Internet disruptions, which we believe may occur periodically in the future. A party who is able to circumvent our security measures could misappropriate or destroy proprietary information or cause interruptions in our operations. We may be required to make significant expenditures to protect against systems failures or security breaches or to alleviate problems caused by any failures or breaches. Any failure that causes the loss or corruption of, or unauthorized access to, this data could reduce client satisfaction, expose us to liability and, if significant, could cause our revenue to decline.

WE MAY MAKE ACQUISITIONS, WHICH COULD DIVERT MANAGEMENT'S ATTENTION, CAUSE OWNERSHIP DILUTION TO OUR STOCKHOLDERS AND BE DIFFICULT TO INTEGRATE

     We have expanded and may seek to continue to expand our operations through the acquisition of additional businesses that complement our core skills and have the potential to increase our overall value. Our future growth may depend, in part, upon the continued success of our acquisitions. Acquisitions involve many risks, which could have a material adverse effect on our business, financial condition and results of operations, including:

o acquired businesses may not achieve anticipated revenues, earnings or cash flow;

o integration of acquired businesses and technologies may not be successful and we may not realize anticipated economic, operational and other benefits in a timely manner, particularly if we acquire a business in a market in which we have limited or no current expertise or with a corporate culture different from ours;

o potential dilutive effect on our stockholders from continued issuance of common stock as consideration for acquisitions;

o adverse effect on net income of impairment charges related to goodwill and other intangible assets and other acquisition-related charges, costs and expenses on net income;

o competing with other companies, many of which have greater financial and other resources to acquire attractive companies, making it more difficult to acquire suitable companies on acceptable terms; and

o disruption of our existing business, distraction of management and other resources and difficulty in maintaining our current business standards, controls and procedures.

THE FAILURE OF OUR SUPPLIERS TO DELIVER COMPONENTS, EQUIPMENT AND MATERIALS IN SUFFICIENT QUANTITIES AND IN A TIMELY MANNER COULD ADVERSELY AFFECT OUR BUSINESS

     Our business employs a wide variety of components, equipment and materials from a limited number of suppliers. To date, we have found that the components, equipment and materials necessary for the development, testing, production and delivery of our products and services have sometimes not been available in the quantities or at the times we have required. Our failure to procure components, equipment and materials in particular quantities or at a particular time may result in delays in meeting our customer's needs, which could have a negative effect on customer satisfaction and on our revenues and results of operations.

WE ARE SUBJECT TO POTENTIAL PRODUCT LIABILITY CLAIMS THAT COULD RESULT IN COSTLY AND TIME-CONSUMING LITIGATION

     Although our license agreements typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. Any product liability claim brought against us, even if unsuccessful, would likely be time-consuming and costly, and potential liabilities could exceed our available insurance coverage.

RISKS RELATED TO OUR COMMON STOCK
---------------------------------

OUR COMMON STOCK PRICE IS VOLATILE AND MAY DECLINE IN THE FUTURE

     The market price of our common stock has fluctuated significantly and may be affected by our operating results, changes in our business, changes in the industries in which we conduct business, and general market and economic conditions which are beyond our control. In addition, the stock markets in general have recently experienced extreme price and volume fluctuations. These fluctuations have affected stock prices of many companies without regard to their specific operating performance. These market fluctuations may make it difficult for stockholders to sell their shares at a price equal to or above the price at which the shares were purchased. In addition, if our results of operations are below the expectations of market analysts and investors, the market price of our common stock could be adversely affected.

OUR BOARD OF DIRECTORS CAN, WITHOUT STOCKHOLDER APPROVAL, CAUSE PREFERRED STOCK TO BE ISSUED ON TERMS THAT ADVERSELY AFFECT COMMON STOCKHOLDERS

     Under our certificate of incorporation, our board of directors is authorized to issue up to 10,000,000 shares of preferred stock, of which 180,000 shares are issued and outstanding, and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. If the board causes any additional preferred stock to be issued, the rights of the holders of our common stock would be adversely affected. The board's ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We have no current plans to issue additional shares of preferred stock.

OUR DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS EXERCISE SIGNIFICANT CONTROL OVER OUR BUSINESS AND AFFAIRS, INCLUDING THE APPROVAL OF CHANGE IN CONTROL TRANSACTIONS

     Our directors, officers, and principal stockholders who own more than 5% of the outstanding common stock, and entities affiliated with them, beneficially own approximately 52% of our common stock. These stockholders, acting together, will be able to exert substantial influence over all matters requiring approval by our stockholders. These matters include the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, or impeding a merger, consolidation, takeover or business combination even if the transaction might be beneficial to our stockholders.

     In addition, Section 203 of the Delaware General Corporation Law restricts business combinations with any "interested stockholder" as defined by the statute. The statute may have the effect of delaying, deferring or preventing a change in control of our company.

WE HAVE NOT PAID, AND DO NOT INTEND TO PAY, DIVIDENDS AND THEREFORE, UNLESS OUR COMMON STOCK APPRECIATES IN VALUE, OUR INVESTORS MAY NOT BENEFIT FROM HOLDING OUR COMMON STOCK

     We have not paid any cash dividends since inception. We do not anticipate paying any cash dividends in the foreseeable future. As a result, our investors will not be able to benefit from owning our common stock unless the market price of our common stock becomes greater than the basis that these investors have in their shares.

THE PRICE OF OUR COMMON STOCK MAY DECLINE BECAUSE A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK IS AVAILABLE FOR TRADING IN THE PUBLIC

     Availability of shares of our common stock could depress the price of our common stock. A substantial amount of common stock is available for trading in the public market. The stock in the market may cause the price of our common stock to decline. In addition, if our stockholders sell substantial numbers of stock of our common stock in the public markets, the market price of our common stock could fall. These sales might also make it more difficult for us to sell equity or equity related securities at a time and price that we would deem appropriate. We also have issued options, warrants and convertible securities which can be exercised for, or converted to, shares of common stock, many of which would be freely tradable without restrictions or further registration under the Securities Act of 1933. See "Description of Common Stock" and "Shares Eligible for Future Sale."

     There were approximately  18,777,790 shares of our common stock outstanding
as  of  April  6,  2005,  of  which  9,016,924  were  freely  tradable   without
restrictions or further registration under the Securities Act of 1933.

     As of April 6, 2005, we have issued and outstanding warrants and options to purchase up to 3,226,331 shares of our common stock, preferred stock convertible into 18,000 shares of our common stock and debt convertible into 927,836 shares of our common stock. The exercise of such warrants and options and conversion of convertible securities may dilute the interests of all stockholders. Possible future resale of such warrants and options or conversion of such convertible securities could adversely affect the prevailing market price of our common stock.

OUR COMMON STOCK TRADES ON THE OTC BULLETIN BOARD AND MAY BE SUBJECT TO THE SEC'S "PENNY STOCK" RULES

     Our stockholders may find it difficult to buy, sell and obtain pricing information about, as well as news coverage of, our common stock because it is traded on the OTC Bulletin Board. Being traded on the OTC Bulletin Board, rather than on a national securities exchange, may lessen investors' interest in our securities generally and materially adversely affect the trading market and prices for those securities and our ability to issue additional securities or to secure additional financing. The price of our common stock could make it more difficult for stockholders to sell their shares. Our common stock will be subject to the penny stock rules under the Securities Exchange Act of 1934 if its price is less than $5.00 per share. The last reported sale price on April 6, 2005 was $5.40 but our common stock traded below $5.00 per share throughout 2002, 2003 and until mid-October 2004.

     The penny stock rules impose additional sales practice requirements on broker-dealers who sell penny stock securities to people who are not established customers or accredited investors. For example, the broker must make a special suitability determination for the buyer and the buyer must be given written consent before the sale. The rules also require that the broker-dealer:

o send buyers an SEC-prepared disclosure schedule before completing the sale, disclose the broker's commissions and current quotations for the security;

o disclose whether the broker-dealer is the sole market maker for the penny stock and, if so, the broker's control over the market; and

o send monthly statements disclosing recent price information held in the customer's account and information on the limited market in penny stocks.

     These additional burdens may discourage broker-dealers from effecting transactions in our common stock. Thus, if our common stock were to fall within the definition of a penny stock, our liquidity could be reduced, and there could be an adverse effect on the trading market in its common stock.


               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. The selling stockholders will receive all of the proceeds from the sale of the shares of common stock offered by this prospectus.

     The selling stockholders will pay any expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDERS

     The shares of common stock covered by this prospectus are 2,843,000 shares of our common stock that we issued to the selling stockholders in a private placement.

     We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling stockholders after completion of the offering. For purposes of this table, however, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

     Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable upon the conversion of the convertible note or upon the exercise of the warrant are deemed outstanding for computing the percentage ownership of the person holding the convertible note and the warrant but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, the person named in the table has sole voting and investment power with respect to its shares of common. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the persons named below.

                                      Shares of Common Stock      Number of Shares    Shares of Common Stock to be
                                   Beneficially Owned Prior to    of Common Stock       Beneficially Owned After
 Name of Selling Stockholder(1)              Offering              Being Offered              Offering (2)
-------------------------------    ---------------------------    ----------------    -----------------------------
                                       Number      Percentage                             Number        Percentage
                                   -------------   ----------                         -------------     ----------
Tom Juda & Nancy Juda Living          100,000              *          100,000                  0               0
Trust (3)

Antonio R. Sanchez, Jr.               335,000          1.86%          333,000              2,000               *

Sanders Opportunity Fund              301,157          1.67%           75,287            225,870           1.25%
(Institutional), L.P. (4)

Sanders Opportunity Fund, L.P.         98,843              *           24,713             74,130               *
(4)

Connecticut Capital Assoc. LP (5)     300,000          1.67%          300,000                  0               0

Bayou Superfund, LLC (6)              141,360              *          141,360                  0               0

Bayou Accredited Fund, LLC (6)         27,400              *           27,400                  0               0

Bayou Affiliates Fund, LLC (6)            880              *              880                  0               0

Bayou No Leverage Fund, LLC (6)        30,360              *           30,360                  0               0

Gregg Baccheiri & Stacey H.            50,000              *           50,000                  0               0
Baccheiri TTEE Greg Baccheiri
Living Trust U/A 3/9/98

NFS/FMTC IRA FBO: Bernice              25,000              *           25,000                  0               0
Broccoli

Sheila A. Brown                        20,000              *           20,000                  0               0

NFS/FMTC IRA, FBO: Florence             5,000              *            5,000                  0               0
Butler

Robert Calise, J. E. Cardello           3,000              *            3,000                  0               0
TTEE Cornerstone Fincl. Grp.
Ret. Pl. FBO Robert Calise


                                                                -13-

NFS/FMTC Sep IRA FBO: Joseph            5,000              *            5,000                  0               0
Cardello

James L. Carr Jr.                      10,000              *           10,000                  0               0

Karen F. Chludenski and Mark E.        10,000              *           10,000                  0               0
Dickinson

Bryan D. Coppola                        5,000              *            5,000                  0               0

NFS/FMTC Sep IRA FBO: Constance         7,000              *            7,000                  0               0
Cousins

William J. Cunningham                   3,000              *            3,000                  0               0

James H. Curtin and Blanche D.          6,000              *            6,000                  0               0
Curtin

Cheryl L. Cuzzone                      25,000              *           25,000                  0               0

NFS/FMTC IRA FBO: Henry D. De          20,000              *           20,000                  0               0
Wolfe Jr..

Stanley Dickervitz and Frances          5,000              *            5,000                  0               0
Dickervitz

Penelope Fraser & Neil Roche           15,000              *           15,000                  0               0
TTEE Penelope Fraser Trust u/a
1-27-94

Steven D. Gouveia                       5,000              *            5,000                  0               0

Shelly Havemeyer                       20,000              *           20,000                  0               0

Walter W. Hebert Jr.                    5,000              *            5,000                  0               0

NFS/FMTC Roth IRA FBO: Charlene         6,000              *            6,000                  0               0
Hochman

NFS/FMTC Roth IRA FBO: Michael          4,000              *            4,000                  0               0
B. Hochman

R. David Hutchinson and Carol A.        9,000              *            9,000                  0               0
Hutchinson

Gregory J. Iannuccillo and Gail        11,000              *           11,000                  0               0
M. Iannuccillo

NFS/FMTC Sep IRA FBO: Dino             11,000              *           11,000                  0               0
Jacavone

Wilson G. Saville P/ADM Barrett         4,000              *            4,000                  0               0
and Company 401k FBO: Peter A.
Jacavone, Jr.

Albert E. Latour and Joanne             6,000              *            6,000                  0               0
Latour

Arthur J. Leonard & Shelia             10,000              *           10,000                  0               0
Leonard & Daniel Leonard, TTEE
Arthur & Sheila Leonard
Education Irrev Trust

Ronald M. Loughlin                     50,000              *           50,000                  0               0

A. Michael Marino                       5,000              *            5,000                  0               0

June W. Materna                        15,000              *           15,000                  0               0

Elizabeth C. Mathewson                  5,000              *            5,000                  0               0

NFS/FMTC Rollover IRA FBO:             10,000              *           10,000                  0               0
Michael I. Miller



                                                               -14-

W. Lincoln Mossop III                  10,000              *           10,000                  0               0

W. Lincoln Mossop Jr.                  40,000              *           40,000                  0               0

W. L. Mossop & N C Wennerstrom        100,000              *          100,000                  0               0
TTEES, W. L. Mossop Jr, N C
Wennerstrom TR U/A 5/9/74

Alan M. Muoio                           4,000              *            4,000                  0               0

Ellis J. Newton TOD David J.            6,000              *            6,000                  0               0
Newton

Ellen S. Olean                         25,000              *           25,000                  0               0

Edward J. Overton and Sandra A.        12,000              *           12,000                  0               0
Overton

David L. Parker and Louise E.          20,000              *           20,000                  0               0
Parker

Richard Robert Pezzuco, TTEE The       10,000              *           10,000                  0               0
Richard Robert Pezzuco Tr u/a
4-26-01

Ronald R. Pezzuco TTTEE, The           10,000              *           10,000                  0               0
Ronald R. Pezzuco Tr u/a 5-8-01

Mary G. Porcaro and Edward K.          15,000              *           15,000                  0               0
Porcaro

Lalitha Rayan                          20,000              *           20,000                  0               0

Kenneth W. Read II                     15,000              *           15,000                  0               0

Alfred A. Russo Jr. and Jennifer        4,000              *            4,000                  0               0
Russo

Wilson G. Saville and Ellen M.         50,000              *           50,000                  0               0
Saville

NFS/FMTC IRA, FBO: Wilson G.           10,000              *           10,000                  0               0
Saville, II

Snizek Capital Limited                 25,000              *           25,000                  0               0
Partnership (7)

Richard Snizek, TTEE Richard            9,000              *            9,000                  0               0
Snizek Rev. Trust u/a 9-29-02

Walter L. Snizek Family Trust          15,000              *           15,000                  0               0
u/a 6-7-96 (8)

Von Banks                              10,000              *           10,000                  0               0

Brooke Van Gerbig                      25,000              *           25,000                  0               0

Lucille D. White TTEE, The             25,000              *           25,000                  0               0
Lucille D White Rev Tr  u/a
12/23/00

Michelle B. White                      35,000              *           35,000                  0               0

Frank Paolino, TTEE, F Paolino         15,000              *           15,000                  0               0
Homes Inc. Profit Sharing  Plan
dtd 6-19-91

Harvey Bibicoff & Jaqueline            15,000              *           15,000                  0               0
Bibicoff

E H Arnold                             30,000              *           30,000                  0               0

                                                               -15-

David A. Random                        10,000              *           10,000                  0               0

Kenneth W. Cleveland                   10,000              *           10,000                  0               0

John W. Crow                           10,000              *           10,000                  0               0

Dennis Fortin                          30,000              *           30,000                  0               0

Shadow Capital LLC (9)                 20,000              *           20,000                  0               0

Glenn R. Hubbard                       10,000              *           10,000                  0               0

John R. Bertsch                        20,000              *           20,000                  0               0

Michael N. Taglich                     15,000              *           15,000                  0               0

David Frank Rios and Margaret Jo       10,000              *           10,000                  0               0
Rios

Robert F. Taglich                      15,000              *           15,000                  0               0

Robert W. Allen and Susan M.           30,000              *           30,000                  0               0
Allen

Special Trust for Nina B. Sando        10,000              *           10,000                  0               0
U/A DTD 3/20/87 Nina Bertsch
Sando and John W. McNeil, TTEES

Jeremy David Bond                       5,000              *            5,000                  0               0

Starr F. Schlobohm                     10,000              *           10,000                  0               0

Norper Investments (10)                10,000              *           10,000                  0               0

Gary Arnold and Patricia Arnold        35,000              *           35,000                  0               0

Scott Holding Inc.                     10,000              *           10,000                  0               0

Alan Budd Zuckerman                    20,000              *           20,000                  0               0

The 1999 Clifford Family Trust,        20,000              *           20,000                  0               0
Robert C. Clifford & Rachel L.
Clifford Co-Ttees, UAD 12/22/99
Robert Alpert                          25,000              *           25,000                  0               0

W. Roger Clemens                       25,000              *           25,000                  0               0

Morton A. Cohn                         50,000              *           50,000                  0               0

B. L. Corley, Jr.                      15,000              *           15,000                  0               0

Bruce A. Davidson and Laura A.         20,000              *           20,000                  0               0
Davidson

Tanya J. Drury                         25,000              *           25,000                  0               0

John H. Gray                           15,000              *           15,000                  0               0

Steve Harter                           20,000              *           20,000                  0               0

IRA FBO Anthony Jacobs Pershing        30,000              *           30,000                  0               0
LLC as Custodian Rollover Account

John W. Johnson                        15,000              *           15,000                  0               0

Steve Scott                            20,000              *           20,000                  0               0

Vincent Lee Marable III                15,000              *           15,000                  0               0

IRA FBO Thomas W. McBride              15,000              *           15,000                  0               0
Pershing LLC as Custodian
Rollover Account

                                                               -16-

Michael Mitchell                       15,000              *           15,000                  0               0

Kendall C. Montgomery                  20,000              *           20,000                  0               0

John I. Mundy                          10,000              *           10,000                  0               0

John M. O'Quinn                        30,000              *           30,000                  0               0

IRA FBO Stephen S.                     10,000              *           10,000                  0               0
Oswald/Pershing LLC as Custodian
Rollover Account

Leonard Rauch                          20,000              *           20,000                  0               0

Rosen Family Trust (11)                30,000              *           30,000                  0               0

Nolan Ryan                             30,000              *           30,000                  0               0

Don A. Sanders                         60,000              *           60,000                  0               0

Grant E. Sims and Patricia Sims        15,000              *           15,000                  0               0

David Towery                           15,000              *           15,000                  0               0

Don Weir and Julie Ellen Weir          20,000              *           20,000                  0               0

* - Less than one percent


(1)  The term "selling  stockholder"  includes donees,  pledgees,  transferees or other  successors-in-interest  selling shares  received after the date of this  prospectus  from a selling  stockholders  as a gift,  pledge,  partnership distribution or other non-sale related transfer.
(2)  We cannot  estimate  the number of shares  that will be held by the selling  stockholder  after  completion  of the offering. For purposes of this table, however, we have assumed that, after completion of the offering,  none of the shares covered by this prospectus will be held by the selling stockholder.
(3)  Of which Tom Juda is the trustee,  and as such,  has voting and  investment  control over  securities  owned by the selling stockholder.
(4)  Of which Don A. Sanders is the general  partner,  and as such,  has voting and investment  control over  securities owned by the selling stockholder.
(5)  Of which J. Howard Coale is the general  partner,  and as such, has voting and investment  control over  securities owned by the selling stockholder.
(6)  Of which Bayou Management L.L.C. is the manager.  Sam Israel III is the manager of Bayou Management  L.L.C., and as such, has voting and investment control over securities owned by the selling stockholder.
(7)  Of which Richard Snizek is the general  partner,  and as such, has voting and  investment  control over  securities owned by the selling stockholder.
(8)  Of which Richard Snizek is the trustee, and as such, has voting and investment control over securities owned by the selling stockholder.
(9)  Of which B. Kent Garlinghouse is the manager,  and as such, has voting and investment control over securities owned by the selling stockholder.
(10) Of which Norman Perry is the control person,  and as such, has voting and investment  control over securities owned by the selling stockholder.
(11) Of which Albert Rosen is the trustee,  and as such, has voting and investment  control over securities owned by the selling stockholder.

     None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.

     Tom Juda, who has sole voting and investment control of the securities owned by the Tom Juda and Nancy Juda Living Trust, is the President of the Institutional Equities Sales and Trading Division of Sanders Morris Harris Inc., a registered broker-dealer. Therefore, the Tom Juda and Nancy Juda Living Trust may be considered an affiliate of Sanders Morris Harris Inc. The Tom Juda and Nancy Juda Living Trust purchased our securities in the ordinary course of business and, when purchased, did not have any agreements or understandings, direct or indirect, with any person to distribute our securities.

     Don E. Sanders, who has sole voting and investment control of the securities owned by the Sanders Opportunity Fund, L.P. and the Sanders
Opportunity Fund (Institutional), L.P., is Vice Chairman of the Board, a director and Chairman of the executive committee of Sanders Morris Harris Group Inc., the corporate parent of Sanders Morris Harris Inc., a registered broker-dealer. Therefore, the Sanders Opportunity Fund, L.P. and the Sanders Opportunity Fund (Institutional), L.P. may be considered affiliates of Sanders Morris Harris Inc. The Sanders Opportunity Fund, L.P. and the Sanders Opportunity Fund (Institutional), L.P. purchased our securities in the ordinary course of business and, when purchased, did not have any agreements or understandings, direct or indirect, with any person to distribute our securities.



                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     As of April 6, 2005, Nestor, Inc. had 40,000,000 shares of authorized capital stock. Those shares consisted of:

     o 30,000,000 shares of common stock, of which 18,777,790 shares were issued and outstanding; and

     o 10,000,000 shares of preferred stock, of which 3,000,000 shares were designated Series B Convertible Preferred Stock, of which 180,000 shares were issued and outstanding.

DESCRIPTION OF NESTOR COMMON STOCK

     DIVIDENDS. The owners of Nestor common stock may receive dividends when declared by the board of directors out of funds legally available for the payment of dividends. Nestor has no present intention of declaring and paying cash dividends on the common stock at any time in the foreseeable future.

     VOTING RIGHTS. Each share of common stock is entitled to one vote in the election of directors and all other matters submitted to stockholder vote. There are no cumulative voting rights.

     LIQUIDATION RIGHTS. If Nestor liquidates, dissolves or winds-up its business, whether voluntarily or not, Nestor's common stockholders will share equally in the distribution of all assets remaining after payment to creditors and preferred stockholders.

     PREEMPTIVE RIGHTS. The common stock has no preemptive or similar rights.

     LISTING. Nestor's common stock is traded on the Nasdaq OTC Bulletin Board under the symbol "NESO."

DESCRIPTION OF SERIES B CONVERTIBLE PREFERRED STOCK

     CONVERSION. Each share of Series B Convertible Stock is convertible, at the option of the holder, into one-tenth of a fully paid and non-assessable share of Nestor common stock.

     RANK. The Series B Convertible Preferred Stock ranks, as to dividend rights, on a parity with the Nestor common stock, on an as-converted basis. Each share of Series B Convertible Preferred Stock ranks, as to rights on liquidation, winding-up or dissolution, senior to Nestor common stock.

     LIQUIDATION PREFERENCE. Each share of Series B Convertible Preferred Stock has the right to receive upon a liquidation, winding-up or dissolution of Nestor, whether voluntary or involuntary, $1.00 per share before any distribution is made to the holders of Nestor common stock or on any other class of stock ranking junior to the Series B Convertible Preferred Stock.

     DIVIDENDS. Holders of Series B Convertible Preferred Stock shall be entitled to receive, when and as declared by the board of directors, dividends(or other distributions) equal to the amount of dividends (or other distributions) declared and paid on the number of shares of Nestor Common Stock into which such Series B Convertible Preferred Stock may be converted.

     VOTING RIGHTS. Holders of Series B Convertible Preferred Stock have the same voting rights as the holders of Nestor Common Stock on an as-converted basis.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is (i) a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock or (ii) an affiliate or associate of Nestor who was the owner, together with affiliates and associates, of 15% or more of our outstanding voting stock at any time within the 3-year period prior to the date for determining whether such person is "interested".

     Our certificate of incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation and By-laws contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants and conversion of convertible securities, in the public market after this offering or the anticipation of those sales could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

     As of April 6, 2005, 18,777,790 shares of our common stock were outstanding. Of these shares, 9,016,924 were freely transferable without restriction under the Securities Act, unless they were held by our "affiliates" as that term is used under the Securities Act and the rules and regulations promulgated thereunder. The remaining 9,760,866 shares of common stock held by existing stockholders are restricted shares. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 promulgated under the Securities Act, which rules are summarized below. Of those restricted shares, 9,597,841 shares are held by Silver Star Partners I, LLC, our affiliate, which has the right to require us to register those shares for resale. An additional 18,000 shares will be issued upon the conversion of our outstanding preferred stock, which may occur at any time at the holder's option. The shares that would be issued upon the conversion of our outstanding preferred stock would be freely tradable in the public market. There are also options and warrants outstanding to purchase approximately 3,226,331 shares of our common stock, of which 1,155,779 are currently exercisable or will become exercisable in the next 60 days, of which 307,300 are freely tradable in the public market.

     In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period up to that number of shares that does not exceed the greater of: (1) 1% of the number of shares of common stock then outstanding, which on April 6, 2005 was 18,777,790 shares, or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale. Sales under Rule 144 are also subject to certain "manner of sale" provisions and notice requirements and to the requirement that current public information about the issuer be available. Under Rule 144(k), a person who is not deemed to have been an affiliate of the issuer at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

                              PLAN OF DISTRIBUTION

     This prospectus covers 2,843,000 shares of our common stock. All of the shares offered are being sold by the selling stockholders. We will not realize any proceeds from the sale of the shares by the selling stockholders.

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

     o    purchases  by  a  broker-dealer   as  principal  and  resale  by  such
          broker-dealer for its own account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    an over-the-counter distribution;

     o    in privately negotiated transactions; and

     o    in options transactions.

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of:

     o such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement; or

     o such time as all of the shares held by the selling stockholders may be sold to the public without registration or restriction pursuant to Rule 144 of the Securities Act.

                                  LEGAL MATTERS

     The validity of the shares offered by this prospectus has been passed upon by Partridge Snow & Hahn LLP, Providence, Rhode Island. Benjamin M. Alexander, Vice President, General Counsel and Secretary of each of Nestor and its subsidiaries, was employed by Partridge Snow & Hahn, LLP at that time.

                                     EXPERTS

     Carlin, Charron & Rosen LLP, independent auditors, have audited our consolidated financial statements at December 31, 2004 and 2003, and for the years then ended, as set forth in their report. We have included our financial statements at December 31, 2004 and December 31, 2003 and for each of the years in the three year period ended December 31, 2004 in this prospectus and elsewhere in the registration statement in reliance on their report given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus automatically updates and supersedes previously filed information. We are incorporating by reference the documents listed below and all of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

     The following documents filed by Nestor with the SEC are incorporated herein by reference:

     o Our Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC on March 30, 2005.

     Upon request, we will provide you, at no cost to you, a copy of any or all of the information that has been incorporated by reference in this prospectus. Requests may be made by email (investor@nestor.com) or telephone or by writing to:


                                  Nestor, Inc.
                         400 Massasoit Avenue, Suite 200
                    East Providence, Rhode Island 02914-2020
                           Attention: Nigel P. Hebborn
                                 (401) 434-5522

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Nestor (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

    Filing Fee - Securities and Exchange Commission ........     $   1,161.68

    Legal fees and expenses.................................     $     30,000

    Accounting fees and expenses............................     $      5,000

    Miscellaneous expenses..................................     $      5,000
                                                                 ------------

             Total Expenses.................................     $  41,161.68
                                                                 ============

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Nestor has included such a provision in its Amended and Restated Certificate of Incorporation.

     Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Article SIXTH of Nestor, Inc.'s Amended and Restated Certificate of Incorporation provides that Nestor shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, each person who is or was a director or officer of Nestor and the heirs, executors and administrators of such a person. Any expenses (including attorneys' fees) incurred by each person who is or was a director or officer of Nestor, and the heirs, executors and administrators of such a person in connection with defending any such proceeding in advance of its final disposition shall be paid by Nestor; provided, however, that if the General Corporation Law of Delaware requires, an advancement of expenses incurred by an indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to Nestor of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced, if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under Article SIXTH or otherwise.

     Article SEVENTH of Nestor, Inc.'s Amended and Restated Certificate of Incorporation provides that the personal liability of the directors of Nestor is eliminated to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, as the same may be amended and supplemented.

     Article VII of Nestor, Inc.'s Amended By-Laws provide that Nestor shall (a) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Nestor to procure a judgment in its favor by reason of the fact that he is or was a director or officer of Nestor or is or was serving at the request of Nestor as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, and (b) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Nestor), by reason of the fact that he is or was a director or officer of Nestor, or served at the request of Nestor as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding, in each case to the fullest extent permissible under subsections (a) through (e) of Section 145 of the General Corporation Law of the State of Delaware or the indemnification provisions of any successor statute. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such person may be entitled, under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Nestor has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 16. EXHIBITS

     The exhibits listed in the Exhibit Index immediately preceding the exhibits are filed as part of this Registration Statement on Form S-2.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Providence, State of Rhode Island, on April 6, 2006.

                                      NESTOR, INC.

                                      By:  /s/ William B. Danzell
                                           -------------------------------------
                                           William B. Danzell,
                                           President and Chief Executive Officer



                        SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Further, each of the undersigned Robert G. Flanders, Jr. and Donald R. Sweitzer, hereby severally constitute and appoint William B. Danzell and Nigel
P. Hebborn and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Post Effective Amendment No. 1 to Registration Statement on Form S-2 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Nestor, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

                Signature                                        Title                                    Date


/s/ William B. Danzell                    President, Chief Executive Officer and Chairman of    April 6, 2005
------------------------------------      the Board of Directors (Principal Executive
William B. Danzell                        Officer)



/s/ Harold A. Joannidi                    Treasurer and Chief Financial Officer                 April 6, 2005
------------------------------------      (Principal Financial and Accounting Officer)
Harold A. Joannidi



/s/ George L. Ball*                       Director                                              April 6, 2005
------------------------------------
George L. Ball


/s/ Albert H. Cox, Jr.*                   Director                                              April 6, 2005
------------------------------------
Albert H. Cox, Jr.


/s/ Terry E. Fields*                      Director                                              April 6, 2005
------------------------------------
Terry E. Fields


/s/ David N. Jordan*                      Director                                              April 6, 2005
------------------------------------
David N. Jordan


                                                           II-4

/s/ Robert G. Flanders, Jr                Director                                              April 6, 2005
------------------------------------
 Robert G. Flanders, Jr.


/s/ Donald R. Sweitzer                    Director                                              April 6, 2005
------------------------------------
 Donald R. Sweitzer


* - By:  /s/ William B. Danzell
William B. Danzell, Attorney-in-fact


EXHIBIT INDEX

Exhibit No.         Description of Exhibit
-----------         ----------------------


   4.1 Specimen Certificate for shares of Common Stock, $.01 par value, of the Registrant filed as Exhibit 4.1 to the Company's Registration Statement on Form S-2 (File No. 333-108432), filed September 2, 2003, is hereby incorporated herein by reference.

   5.1              Opinion of Partridge Snow & Hahn LLP**

  10.1 Asset Purchase Agreement and License Agreement between the Company and National Computer Systems, Inc., filed as an Exhibit to the Company's Current Report on Form 8-K dated June 11, 1996, is hereby incorporated by reference.

  10.2 PRISM Non-Exclusive License Agreement between the Company and Applied Communications, Inc., filed as an Exhibit to the Company's Current Report on Form 8-K dated September 19, 1996, is hereby incorporated by reference. Portions of the Exhibit omitted, pursuant to a grant of confidential treatment.

  10.3 License Agreement dated as of March 28, 1997, between Nestor, Inc. and Total System Services, Inc. filed as an Exhibit to the Company's Current report on Form 8-K dated April 8, 1997, is hereby incorporated by reference. Portions of the Exhibit omitted, pursuant to a grant of confidential treatment.

  10.4 Amendment to the PRISM Non-Exclusive License Agreement dated as of April 18, 1997, between Nestor, Inc. and Applied Communications, Inc. filed as an Exhibit to the Company's Current Report on Form 8-K dated April 30, 1997 is hereby incorporated by reference. Portions of the Exhibit omitted pursuant to a grant of confidential treatment.

  10.5 Exclusive License Agreement between Nestor, Inc. and Nestor Traffic Systems, Inc. dated January 1, 1999 filed as an Exhibit to the Company's Current Report on Form 8-K dated March 25, 1999.

  10.6 Secured Note Agreement by and among Nestor, Inc., Nestor Traffic Systems, Inc. and NTS Investors LLC dated January 9, 2001 and filed as an Exhibit to the Company's Current Report on Form 8-K on January 18, 2001 is hereby incorporated by reference.

  10.7 License Agreement between Nestor, Inc. and ACI Worldwide, Inc. dated February 1, 2001 filed as an Exhibit to the Company's Current Report on Form 8-K on February 9, 2001 is hereby incorporated by reference.

  10.8 License Agreement dated May 18, 2001 between the Company and Retail Decisions, Inc. filed as an exhibit to the Company's current report on Form 8K dated May 18, 2001 which is hereby incorporated by reference.

  10.9 Security Purchase Agreement dated July 31, 2003 between Nestor, Inc. and Laurus Master Fund, Ltd. filed as an exhibit to the Company's current report on Form 8-K dated July 31, 2003, which is hereby incorporated by reference.

  10.10 Convertible Note dated July 31, 2003 made by Nestor, Inc. to Laurus Master Fund, Ltd. filed as an exhibit to the Company's current report on Form 8-K dated July 31, 2003 which is hereby incorporated by reference.

  10.11 Registration Rights Agreement dated July 31, 2003 between Nestor, Inc. and Laurus Master Fund, Ltd. filed as an exhibit to the Company's current report on Form 8-K dated July 31, 2003, which is hereby incorporated by reference.

  10.12 Common Stock Purchase Warrant dated July 31, 2003 issued by Nestor, Inc. to Laurus Master Fund, Ltd. filed as an exhibit to the Company's current report on Form 8-K dated July 31, 2003 which is hereby incorporated by reference.

  10.13 Stock Pledge Agreement dated July 31, 2003 between Nestor Traffic Systems, Inc. and Laurus Master Fund, Ltd. filed as an exhibit to the Company's current report on Form 8-K dated July 31, 2003, which is hereby incorporated by reference.

  10.14 Pledge and Security Agreement dated July 31, 2003 between CrossingGuard, Inc. and Laurus Master Fund, Ltd. filed as an exhibit to the Company's current report on Form 8-K dated July 31, 2003 which is hereby incorporated by reference.

  10.15 Guaranty dated July 31, 2003 by CrossingGuard, Inc. to Laurus Master Fund, Ltd. filed as an exhibit to the Company's current report on Form 8-K dated July 31, 2003 which is hereby incorporated by reference.

  10.16 Nestor, Inc. Incentive Stock Option Plan, as amended, filed as an Exhibit to the Company's Registration Statement on Form S-8, filed May 5, 1987, is hereby incorporated herein by reference

  10.17 Nestor, Inc. 1997 Incentive Stock Option Plan, as amended, filed as an Exhibit to the Company's Registration Statement on Form S-8, filed May 16, 1997, is hereby incorporated by reference.

  10.18 Nestor Traffic Systems, Inc., Form of Subscription Agreement dated March 25, 1999, to sell a 37.5% equity position in its common stock and issue a warrant for an additional 17.5% common stock interest filed as an Exhibit to Nestor's Current Report on Form 8-K dated April 23, 1999 is hereby incorporated by reference.

  10.19 Security Purchase Agreement dated January 14, 2004 between Nestor, Inc. and Laurus Master Fund, Ltd. filed as an Exhibit to Nestor's Current Report on Form 8-K dated December 31, 2003 is hereby incorporated by reference.

  10.20             Convertible Note dated January 14, 2004 made by Nestor, Inc.
                    to Laurus Master Fund, Ltd. filed as an Exhibit to Nestor's Current Report on Form 8-K dated December 31, 2003 is hereby incorporated by reference.

  10.21 Registration Rights Agreement dated January 14, 2004 between Nestor, Inc. and Laurus Master Fund, Ltd. filed as an Exhibit to Nestor's Current Report on Form 8-K dated December 31, 2003 is hereby incorporated by reference.

  10.22 Redemption and Conversion Agreement dated January 14, 2004 between Nestor, Inc. and Laurus Master Fund, Ltd. filed as an Exhibit to the Company's Registration Statement on Form S-2, as amended (File No. 333-108432), is hereby incorporated by reference.

  10.23 Placement Agent Agreement dated December 24, 2003 among Nestor, Inc., Sanders Morris Harris, Inc., and Barrett & Company, Inc. filed as an Exhibit to the Company's
                    Registration Statement on Form S-2, as amended (File No. 333-108432), is hereby incorporated by reference.

  10.24 Registration Rights Agreement dated December 31, 2003 among Nestor, Inc., Sanders Morris Harris, Inc., and Barrett & Company, Inc. filed as an Exhibit to the Company's
                    Registration Statement on Form S-2, as amended (File No. 333-108432), is hereby incorporated by reference.

  10.25 Nestor, Inc. 2004 Stock Incentive Plan filed as an Exhibit to Nestor's Current Report on Form 8-K dated June 24, 2003 and filed as an Exhibit to the Company's Registration Statement on Form S-8 filed January 21, 2005, is hereby incorporated by reference.

  10.26 Employment Agreement dated October 13, 2004 between Nestor, Inc. and William B. Danzell, filed as an Exhibit to Nestor's Current Report on Form 8-K dated October 13, 2004, is hereby incorporated by reference.

  10.27 Employment Agreement dated October 13, 2004 between Nestor, Inc. and Nigel P. Hebborn, filed as an Exhibit to Nestor's Current Report on Form 8-K dated October 13, 2004, is hereby incorporated by reference.

  10.28 Note Purchase Agreement dated November 5, 2004 between Nestor, Inc. and the purchasers named therein, filed as an Exhibit to Nestor's Current Report on Form 8-K dated November 5, 2004, is hereby incorporated by reference.

  10.29 Registration Rights Agreement dated November 5, 2004 among Nestor, Inc. and the purchasers named therein, filed as an Exhibit to Nestor's Current Report on Form 8-K dated November 5, 2004, is hereby incorporated by reference.

  10.30 Warrant to Purchase Common Stock, issued by Nestor, Inc. to Sanders Morris Harris, Inc. dated November 5, 2004, filed as an Exhibit to Nestor's Current Report on Form 8-K dated November 5, 2004, is hereby incorporated by reference.

  10.31 Distributorship Agreement by and between Nestor, Inc. and Vitronics Machine Vision, Ltd. dated August 17, 2004 filed as an Exhibit to Nestor's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, is hereby incorporated by reference.

  10.32             Incentive Stock Option Agreement by and between Nestor, Inc.
                    and William B. Danzell dated October 13, 2004 filed as an Exhibit to Nestor's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, is hereby incorporated by reference.

  10.33             Incentive Stock Option Agreement by and between Nestor, Inc.
                    and William B. Danzell dated October 13, 2004 filed as an Exhibit to Nestor's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, is hereby incorporated by reference.

  10.34             Incentive Stock Option Agreement by and between Nestor, Inc.
                    and Nigel P. Hebborn dated October 13, 2004 filed as an Exhibit to Nestor's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, is hereby incorporated by reference.

  10.35             Incentive Stock Option Agreement by and between Nestor, Inc.
                    and Nigel P. Hebborn dated October 13, 2004 filed as an Exhibit to Nestor's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, is hereby incorporated by reference.

  10.36 Employment Agreement dated March 29, 2005 between Nestor, Inc. and Tadas A. Eikinas filed as an Exhibit to Nestor's Annual Report on Form 10-K for the year ended December 31, 2004, is hereby incorporated by reference.

  10.37 Employment Agreement dated March 29, 2005 between Nestor, Inc. and Benjamin M. Alexander filed as an Exhibit to Nestor's Annual Report on Form 10-K for the year ended December 31, 2004, is hereby incorporated by reference.

  10.38             Incentive Stock Option Agreement by and between Nestor, Inc.
                    and Tadas A. Eikinas dated March 29, 2005 filed as an Exhibit to Nestor's Annual Report on Form 10-K for the year ended December 31, 2004, is hereby incorporated by reference.

  10.39             Incentive Stock Option Agreement by and between Nestor, Inc.
                    and Benjamin M. Alexander dated March 29, 2005 filed as an Exhibit to Nestor's Annual Report on Form 10-K for the year ended December 31, 2004, is hereby incorporated by reference.

  10.40 Employment Offer Letter to Harold A. Joannidi from Nestor, Inc. dated March 29, 2005 filed as an Exhibit to Nestor's Annual Report on Form 10-K for the year ended December 31, 2004, is hereby incorporated by reference.

  10.41 Bonus Targets Letter to William B. Danzell dated March 29, 2005 filed as an Exhibit to Nestor's Annual Report on Form 10-K for the year ended December 31, 2004, is hereby incorporated by reference.

  10.42 Bonus Targets Letter to Nigel P. Hebborn dated March 29, 2005 filed as an Exhibit to Nestor's Annual Report on Form 10-K for the year ended December 31, 2004, is hereby incorporated by reference.

  13.1              Annual  Report  on Form  10-K  for  the  fiscal  year  ended
                    December 31, 2004*

  23.1              Consent of Carlin, Charron & Rosen LLP

  23.3              Consent of  Partridge  Snow & Hahn LLP,  included in Exhibit
                    5.1**

  24.1              Power  of  Attorney  (See  page  II-4 of  this  Registration
                    Statement)***




     *    - Previously filed with the SEC on March 30, 2005.


     **   - Previously filed.


     ***  - Previously filed with respect to George L. Ball, Albert H. Cox, Jr.,
            Terry E. Fields and David N. Jordan.